QUIZNO'S SIGNS MASTER FRANCHISE AGREEMENT FOR JAPAN


DENVER, Colo. September 29, 1998 - The Quizno's Corporation (Nasdaq: QUIZ) today announced it has signed a master franchise agreement with KMN U.S.A., LLC to develop QUIZNO'S(R) Classic Subs restaurants in Japan. KMN will do business as Quizno's Japan Corporation based in Tokyo.

The $1.64 million deal gives Quizno's Japan the exclusive rights to develop as many as 300 restaurants in Japan over the next 10 years. The Quizno's
Corporation retains control over the QUIZNO'S brand and will collect a percentage of all territory and franchise fees sales, as well as a percentage of royalties on retail sales. QUIZNO'S expects to recognize revenue, net of expenses, over the next one to three years.

"This is a significant move for QUIZNO'S into the international arena," said Rick Schaden, President and CEO. "We are happy to have very experienced and able partners to make this venture".

Nick Nishigane, president of KMN, discovered QUIZNO'S in Costa Mesa, California, last year and soon began frequenting the restaurant with his Japanese clients to treat them to a "unique Western fast food".

"They all thought Quizno's was a great-tasting sub and one they couldn't get in Japan", said Nishigane, who himself acquired a taste for Western food when he was president of a Canon U.S.A., Inc. subsidiary and lived in the U.S. during the 1970s and early 1980s. "Sandwiches in Japan traditionally are small finger sandwiches," he said. "We're confident that the taste and abundance of the QUIZNO'S Sub will be a winning combination among the Japanese. In fact, we believe we might start a new trend in fast food with QUIZNO'S.

Mr. Kazuyoshi Abe, president of Quizno's Japan, became associated with Nishigane as a top dealer of Canon copier products in Japan for more than 15 years. He also has a food service business which caters to Canon employees. In addition, Quizno's Japan has principals who have extensive experience in restaurant construction and in restaurant operations, including McDonald's. A pilot restaurant is scheduled to open in Tokyo in late 1998 or early 1999. Several sites have been identified for development in the first half of 1999.

This marks the Denver-based restaurant chain's second international expansion. A master franchise agreement for Canada was awarded in late 1996, and currently there are 26 QUIZNO'S Classic Subs open in British Columbia and Toronto. QUIZNO'S Canada has sold more than 70 new franchises to date in 1998.

"We are taking a top-quality sandwich into markets where people like subs," said Schaden. "Internationally, the U.S. is the largest market for sub sandwiches. Canada is the second largest, and Japan is the third."


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The Italian-style  deli which serves signature oven baked Classic subs has grown from 18 restaurants in Denver in 1991 to the third largest U.S. sub chain with more than 400 restaurants open in 35 states, Puerto Rico and Canada by summer of 1998.

This release contains forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Such risks and uncertainties include the effect of national and regional economic and market conditions, the eating habits of the American and Canadian public, cost of labor and employee benefits, cost of marketing, intensity of competition for locations as well as customers, perception of food safety, legal claims and the availability of financing for the Company and its franchisees. Such risks are detailed from time to time in the Company's reports filed with the SEC, including the report on Form 10-KSB for the year ended December 31, 1997.

For more information contact:

Sue Hoover, EVP, Marketing
The Quizno's Corporation, (303) 291-0999, ext. 3242